[SURFNET LETTERHEAD]

October 1, 2004



Premier Funding Service LLC
2443 E. Jensen Avenue
Mesa, AZ 85213
Attention: Kelly M. Black, President

Dear Kelly:

This confirms the basis upon which SurfNet Media Group, Inc. is engaging you, on a nonexclusive basis, to provide the Services. For purposes of this Agreement, "Services" means assisting SurfNet with (i) developing and implementing an investor relations program to increase market awareness and interest in SurfNet in the retail brokerage community, including a coordinated financial marketing campaign encompassing public appearances at brokerage firm meetings, analyst conferences, trade shows and other "road show" opportunities, direct mail and email; (ii) facilitating the development of relationships with registered representatives, broker dealers, investment bankers, merchant bankers and accredited investors (including institutional investors, hedge funds and other investment groups and individual investors); (ii) identifying, recruiting, consummating and implementing relationships with potential content sponsors, customers and partners; (iii) designing, developing and formatting corporate imaging, investor relations and other media packages, including press kits and press releases; and (iv) preparing proposals, plans and collateral materials. You will determine the method, details and means of performing the Services.

COMPENSATION AND PAYMENT

SurfNet will compensate you for the Services by (i) paying you a retainer of $2,500 per month; and (ii)issuing you a warrant entitling you to acquire 200,000 shares of SurfNet's common stock in accordance with the terms of the Warrant Agreement attached hereto as Exhibit A. In addition, subject to applicable law, SurfNet will pay you a commission, to be negotiated on a case by case basis, on net revenues effectively received by SurfNet from any Qualified Lead. "Qualified Lead" means a third party you identify to SurfNet in writing who provides financing to SurfNet within one year of the aforementioned written notice.

EXPENSES

In addition to any fees payable to you hereunder, SurfNet will from time to time, upon request, reimburse you for reasonable travel and other out-of-pocket expenses incurred in connection with this Agreement. Any fees and/or disbursements individually or in the aggregate in excess of one hundred dollars ($100.00) per month must be approved in advance by the written consent of a duly authorized SurfNet officer.

Kelly Black
October 1, 2004
Page 2


INDEPENDENT CONTRACTOR STATUS

You are an independent contractor of SurfNet. You are not an employee of SurfNet and are not entitled to paid vacation days, sick days, holidays or any other benefits provided to SurfNet employees. SurfNet will not withhold or accrue income, social security, statutory insurance or other taxes or amounts for your benefit or on your behalf.

SCOPE OF RESPONSIBILITY

You are not liable to SurfNet or to any other person claiming through SurfNet for any claim, loss, damage, liability, cost or expense suffered by SurfNet or any such other person arising out of or related to the Services except for a claim, loss or expense that arises primarily out of or is based primarily upon your action or failure to act, other than an action or failure to act undertaken at the request or with the consent of SurfNet, found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on your part.

CONFIDENTIALITY

SurfNet will reveal to you certain proprietary information which might include, without limitation, information pertaining to proprietary software applications, acquisition targets, business operations and integration strategies, capital structure, financing sources, and sales and marketing strategies, from which SurfNet might derive economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This proprietary information is hereinafter referred to collectively as the "Protected Information." As a condition to SurfNet sharing with you, whether in writing or orally, any Protected Information, you hereby acknowledge and agree with SurfNet as follows:

      o The Protected Information, whether now or hereafter furnished to you in whole or in part, is confidential.

      o SurfNet's business and prospects could be damaged if its Protected Information is disclosed to third parties without SurfNet's consent.

      o You will keep confidential and refrain from disclosing or divulging to any person SurfNet's Protected Information without SurfNet's prior written consent (other than disclosures to your agents, representatives or employees who will be bound by the terms of this Agreement and advised that SurfNet's Protected Information must be treated as confidential).

      o You will not use SurfNet's Protected Information (nor permit the use thereof) in a manner or for a purpose detrimental to SurfNet's business.

Your obligation of confidentiality with respect to Protected Information which constitutes trade secrets under the Uniform Trade Secrets Act (or other similar applicable law) will run for as long as such information remains a trade secret. Your obligation of confidentiality with respect to Protected Information that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), will run for two (2) years from the date we terminate our relationship.

Kelly Black
October 1, 2004
Page 3


Wrongful disclosure or use of Protected Information in contravention of the provisions of this Agreement will give rise to irreparable injuries not adequately compensable in damages. In the event that preliminary injunctive relief to maintain the status quo is required, such relief may be sought by SurfNet from any court of competent jurisdiction, and you agree to be bound by any and all orders rendered by such court.

TERMINATION

This Agreement is terminable by either party at any time upon the giving of written notice by the terminating party.

GOVERNING LAW; JURISDICTION

This Agreement will be deemed to have been executed in the State of Arizona and will be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Arizona, but excepting any State of Arizona rule which would result in the application of the law of a jurisdiction other than the State of Arizona. Any dispute arising from this Agreement must be filed in the county in which the principal office of SurfNet is located.

MISCELLANEOUS

Nothing in this Agreement is intended to obligate or commit you or any of your affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together will be considered a single instrument. This Agreement, together with the Warrant Agreement, constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof will inure to the benefit of and be binding upon the successors and assigns of SurfNet. You may not assign your obligations or rights pursuant to this Agreement without the prior written consent of SurfNet. No failure or delay by SurfNet in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

You have been advised that the party who drafted this Agreement on behalf of SurfNet is a licensed attorney, that he is representing SurfNet's interests only and that you have been urged to retain legal counsel to advise you.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement will become effective upon approval by SurfNet's Board of Directors. This engagement is terminable immediately upon written notice by either party at any time.

Very truly yours,

SURFNET MEDIA GROUP, INC.


By: /s/ Robert Arkin
    -----------------------------
    Robert Arkin, Chairman

Kelly Black
October 1, 2004
Page 4


Accepted and agreed:

PREMIER FUNDING SERVICE LLC


By: /s/ Kelly Black
    -----------------------------
    Kelly Black, President